Exhibit [99.1]

Interpublic Successfully Amends Bank Agreements; Company Receives Commitment for Additional $500 Million Interim Credit Facility

NEW YORK--(BUSINESS WIRE)--Feb. 10, 2003--The Interpublic Group of Companies (NYSE: IPG) said today that it had taken steps to improve its financial position.

Interpublic has reached agreement with its lenders to amend certain terms of its $500-million, 364-day multi-currency revolving credit facility and a similar $375 million, five-year facility.

Separately, Interpublic announced that it has received from UBS Warburg a commitment for an interim credit facility providing for $500 million, maturing by July 31, 2004 and available to Interpublic beginning May 15, 2003. This commitment will lapse at such time as the company is in receipt of net proceeds greater than $400 million from either asset sales or a future capital markets transaction.

Interpublic also confirmed that NFO WorldGroup, one of the world's leading marketing research organizations, is being offered for sale and that Goldman Sachs has been retained to assist in this process.

Amended Terms of Bank Agreements

The new terms of the bank agreements restrict the company's ability to pay dividends and make capital expenditures, as well as limit the ability of domestic subsidiaries to incur additional debt. Certain of these limitations will be modified or eliminated upon the receipt of net proceeds greater than $400 million from either asset sales or a future capital markets transaction. The level of proceeds from such a transaction, coupled with the company's future earnings performance, will determine the permitted levels of annual acquisition spending, share buybacks and dividend payments. No dividend will be paid on March 15, 2003. The company's future dividend policy will be determined on a quarter by quarter basis until these restrictions are lifted.

All limitations on dividend payments and share buybacks expire when such proceeds exceed $600 million, the company's zero-coupon notes have been retired and earnings before interest, taxes, depreciation and amortization (EBITDA) for four consecutive quarters exceed $1.3 billion.

In addition, the option of the company to extend the maturity of its 364-day facility for a one-year term, from May 15, 2003, is restricted until $400 million of net proceeds is realized from either asset sales or a future capital markets transaction.

Further, Interpublic has agreed to increase the interest rate on $148.8 million of term loans held by the Prudential Insurance Company by 0.5%. The amended agreement between Interpublic and Prudential includes the same restrictions contained in the company's bank agreements.

About Interpublic

The Interpublic Group is among the world's largest advertising and marketing organizations. Its four global operating groups are the McCann-Erickson WorldGroup, the Partnership, FCB Group, and Interpublic Sports and Entertainment Group. Major brands include Draft Worldwide, Foote Cone & Belding Worldwide, Golin/Harris, NFO WorldGroup, Initiative Media, Lowe & Partners Worldwide, McCann-Erickson, Octagon, Universal McCann and Weber Shandwick.

Cautionary Statement

This document contains forward-looking statements. Interpublic's representatives may also make forward-looking statements orally from time to time. Statements in this document that are not historical facts, including statements about Interpublic's beliefs and expectations, particularly regarding recent business and economic trends, the impact of litigation, the integration of acquisitions and restructuring costs, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and therefore undue reliance should not be placed on them. Forward-looking statements speak only as of the date they are made, and Interpublic undertakes no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, those associated with the effects of national and regional economic conditions, Interpublic's ability to attract new clients and retain existing clients, the financial success of Interpublic's clients, developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world and the successful completion and integration of acquisitions which complement and expand Interpublic's business capabilities.

Interpublic could be adversely affected by developments in connection with the purported class actions and derivative suits that it is defending or the SEC inquiry relating to the restatement.

At any given time Interpublic may be engaged in a number of preliminary discussions that may result in one or more substantial acquisitions. These acquisition opportunities require confidentiality and from time to time give rise to bidding scenarios that require quick responses by Interpublic. Although there is uncertainty that any of these discussions will result in definitive agreements or the completion of any transactions, the announcement of any such transaction may lead to increased volatility in the trading price of Interpublic's securities.

The success of recent or contemplated future acquisitions will depend on the effective integration of newly acquired businesses into Interpublic's current operations. Important factors for integration include realization of anticipated synergies and cost savings and the ability to retain and attract new personnel and clients.

In addition, Interpublic's representatives may from time to time refer to "pro forma" financial information. Because "pro forma" financial information by its very nature departs from traditional accounting conventions, this information should not be viewed as a substitute for the information prepared by Interpublic in accordance with GAAP, including the balance sheets and statements of income and cash flow contained in Interpublic's quarterly and annual reports filed with the SEC on Forms 10-Q and 10-K.

Investors should evaluate any statements made by Interpublic in light of these important factors.



   CONTACT:     The Interpublic Group of Companies, Inc., New York

                Press:

                Philippe Krakowsky, 212/399-8088

                or

                Investors:

                Susan Watson, 212/399-8208


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